Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Dec. 19, 2013 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent Company for The Bank of South Carolina, declared a quarterly dividend of $.13 per share. This quarterly dividend is payable January 31, 2014, to shareholders of record as of December 30, 2013. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "Like that of our Lowcountry community, the future of our Bank remains bright. We are very pleased, once again, to reward our shareholders. As the number of banks in our country and state decline, the Bank of South Carolina continues to invest in our market with expansion plans in N Charleston underway for an early 2015 opening. We are proud to be a strong financial institution that has been able to support those businesses and individuals that were so terribly impacted by the recession during the past five years. We are grateful to have such wonderful relationships with our clients."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, TELEPHONE: (843) 724-1500